Exhibit 99.1

IGC Receives New Patent from U.S. Patent Office to Treat Cachexia and Eating Disorders

in Humans and Veterinary Animals

India Globalization Capital, Inc. (the “Company”) (NYSE: IGC) recently received notification that on March 24, 2020, the United States Patent and Trademark Office (“USPTO”) issued a method and composition patent (#10,596,159 B2) for the Company’s cannabinoid formulation for the treatment of cachexia and eating disorders in humans and veterinary animals. IGC filed this application for its IGC-504 formulation (#15/751,901) on August 11, 2016. A public copy of the patent is available on the USPTO website.

A patent for an invention is the grant of a property right to the inventor, issued by the USPTO. Generally, the term of a new patent is 20 years from the date on which the application for the patent was filed in the United States or, in special cases, from the date an earlier related application was filed, subject to the payment of maintenance fees. U.S. patent grants are effective only within the United States, U.S. territories, and U.S. possessions.

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IGC’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond IGC’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, worsening of the COVID-19 outbreak in China, the U.S., and other parts of the world, the prolonged continuation of travel restrictions related to the outbreak, continued disruption of the Hong Kong economy, competitive conditions in the industries in which IGC operates, , failure to meet operational goals and/or revenue and profit targets products in various stages of production and commercialization, failure to commercialize one or more of the products or technologies of IGC, including any products or patented formulations identified herein, any changes in federal, state, or local law applicable to our businesses and the locations where we operate, general economic, political, and health and welfare conditions that are less favorable than expected, the Federal Food and Drug Administration’s (FDA) general position regarding hemp-based and related products in particular, and other factors, many of which are discussed in our SEC filings. The Risk Factors identified in the Company’s annual report, filed on Form 10-K with the SEC on June 14, 2019, and in the Company’s quarterly reports, filed on Form 10-Q with the SEC on November 5, 2019 and February 10, 2020, are incorporated herein by reference. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will in fact occur.

About IGC:

IGC has two lines of business: infrastructure and hemp-derived medical cannabis/industrial hemp. The company is based in Maryland, U.S.A. Our website: www.igcinc.us.Twitter @IGCIR

Contact:

Claudia Grimaldi

301-983-0998